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                            SHARE PURCHASE AGREEMENT


     Provident Institutional Funds, a Delaware business trust (the "Trust") and Municipal Fund for California Investors, Inc., a Maryland corporation (the "Company") hereby agree with each other as follows:

     1. The Trust hereby offers the Company and the Company hereby purchases one share (the "Share") of the Trust's California Money Fund portfolio for $1 per share. The Trust hereby acknowledges receipt from the Company of funds in the total amount of $1 in full payment for such Share.

     2. The Company represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 10th day of February, 1999.


                                      PROVIDENT INSTITUTIONAL FUNDS

                                      /s/ Rodney D. Johnson
                                      ----------------------



                                      MUNICIPAL FUND FOR CALIFORNIA
                                        INVESTORS, INC.

                                      /s/ Thomas H. Nevin
                                      -------------------